UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 31, 2005
Xanser Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-05083 (Commission File Number)	74-1191271 (IRS Employer Identification No.)
2435 North Central Expressway
Richardson, Texas 75080
(Address of principal executive offices, including zip code)
(972) 699-4000
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     The information included in Item 2.01 and Item 2.03 of this Current Report on Form 8-K is also incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On January 3, 2006, Xanser Corporation (“Xanser”) announced that its subsidiary Furmanite Worldwide, Inc. (together with its affiliates Furmanite US GSG LLC, Furmanite GSG Limited, Furmanite GSG BVBA and Furmanite GSG BV, “Furmanite”), entered into an Asset Purchase Agreement (“Acquisition Agreement”), dated as of December 31, 2005, with Flowserve US Inc. (together with its affiliates IPSCO (UK) Limited, Flowserve Repair & Services B.V., Flowserve Management Company and Flowserve Belgium N.V., “Flowserve”), pursuant to which Furmanite acquired substantially all of the material operating assets of Flowserve’s General Services Group (“GSG”), including certain working capital, and agreed to assume certain GSG liabilities, including certain environmental liabilities pertaining to GSG, for a total cash consideration of approximately $16 million, subject to certain adjustments based upon a post-closing determination of GSG’s working capital that was transferred to Furmanite (the “Acquisition”). GSG provides maintenance, repair and distribution services for a broad array of valves, piping systems and other process-system components with operating locations in North America and Europe. The transaction was consummated as of the close of business on December 31, 2005.
     Funding for the acquisition was provided by Bank of Scotland pursuant to the revolving credit facility under the Second Amendment to the Loan Agreement. See “Item 2.03 Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of Registrant” below.
     The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.
     The financial statements of GSG required to be filed with this Current Report on Form 8-K and the pro forma combined financial statements of Xanser required to be furnished with this Current Report on Form 8-K will be filed and furnished within 71 days of the date hereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.
     In connection with the Acquisition, on December 31, 2005, Furmanite entered into the Second Amendment (the “Second Amendment”) to its Amended and Restated Loan Agreement (the “Loan Agreement”) dated August 11, 2002, with Bank of Scotland. Pursuant to the Second Amendment, the Bank of Scotland increased its revolving credit commitment under the Loan Agreement from $25 million to $50 million. On December 31, 2005, Furmanite funded the cost of the acquisition and certain transaction costs by borrowing $16 million under the increased revolver under the Loan Agreement amended by the Second Amendment. See “Item 2.01 Completion of Acquisition or Disposition of Assets” above.
     Immediately following the drawdown to fund the Acquisition, $26 million was outstanding under the Loan Agreement as amended by the Second Amendment. The Loan Agreement provides working capital for Furmanite’s technical services group and is without recourse to Xanser. Borrowings under the Loan Agreement bear interest at variable rates (5.8% at December 31, 2005) based on either the LIBOR rate or prime rate at the option of the borrower, have a commitment fee on the unused portion of the facility and contain certain financial and operational covenants with respect to the technical services group, including percentage of tangible assets and revenues related to certain geographical areas, ratios of debt to cash flow, as defined in the Loan Agreement, and cash flow to fixed charges and capital expenditures. At December 31, 2005, Furmanite was in compliance with all covenants under the Loan Agreement as amended by the Second Amendment. The Loan Agreement matures in January 2010 and is secured by substantially all of the tangible assets of the technical services group of Furmanite, the GSG assets acquired in the Acquisition as well as the capital stock of Furmanite’s affiliates holding the GSG assets acquired in the Acquisition.
     The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
     The financial statements required to be filed under this Item 9.01(a) are not included in this Current Report on Form 8-K and will be filed within 71 calendar days of the date hereof.
(b) Pro Forma Financial Information.
     The pro forma financial statements required to be furnished under this Item 9.01(b) are not included in this Current Report on Form 8-K and will be furnished within 71 calendar days of the date hereof.
(c) Exhibits.
2.1	Asset Purchase Agreement, dated December 31, 2005 (Pursuant to the rules of the SEC, the schedules and exhibits have been omitted. Upon the request of the SEC, Xanser will supplementally supply such schedules and exhibits to the SEC.)

10.1	Second Amendment to the Amended and Restated Loan Agreement, dated December 31, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

XANSER CORPORATION
Date: January 6, 2006
	By:	/s/ Howard C. Wadsworth

Name: Howard C. Wadsworth
Title: Senior Vice President, Treasurer and Secretary

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